Exhibit 4.11

AMENDMENT TO CONVERTIBLE NOTE PURCHASE AGREEMENT

This AMENDMENT TO CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Amendment”), is made and entered into on September 28, 2017 by and among:

1. Puxin Limited, an exempted company incorporated under the Laws of the Cayman Islands (the “Company”),

2. Prepshine Holdings Co., Limited ( ), a company incorporated under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) (the “HK Subsidiary”),

3. Pu Xin Education Technology Group Co., Ltd ( ), a company established under the Laws of the PRC (the “Domestic Company”),

4. Mr. Sha Yunlong, a PRC citizen with PRC ID number [                    ] (the “Key Founder”),

5. Long bright Limited, a company wholly owned by the Key Founder (the “Key Founder Holdco”), and

6. CICC ALPHA Eagle Investment Limited, a company incorporated under the Laws of the Cayman Islands (the “Holder”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”) on August 15, 2017;

WHEREAS, the Parties wish to amend the Note Purchase Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1. Definitions.

1.1 The definitions of the terms “Group Company”, “Ancillary Agreements” and “Ordinary Shares” in the Note Purchase Agreement shall be deleted in their entirety and replaced by the following definitions.

“Group Company” means each of the Company, the HK Subsidiary, the Domestic Company, the WFOE (upon its formation), and the Domestic Entities, together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively. For the avoidance of doubt, for the purpose of Section 3 of the Note Purchase Agreement only, any references of the “Group Company” or “Group” under Section 3 of the Note Purchase Agreement shall neither include any Person acquired by the Company on or after August 16, 2017 through Beijing Global ET Transactions, nor include Woodpecker International Education Consulting (Beijing) Company Limited ( ) or any of its Affiliates acquired by the Company.

“Ancillary Agreements” means, collectively, the Note, the Domestic Equity Pledge Agreement, the Letter of Undertaking, the Side Letter to Letter of Undertaking and the Share Mortgage, each as defined under the Note Purchase Agreement (as amended from time to time).

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.00005 per share.

1.2 The following definition shall be added in the Note Purchase Agreement:

“Exit”means the sale or disposal by the Exercising Holder of all the Equity Securities (excluding any portion of Note that has not been converted into the Ordinary Shares of the Company) it holds in the Company after the completion of an IPO by the Company to the extent that the Exercising Holder ceases to be a holder of any equity interests in the Company.

1.3 Unless otherwise provided under this Amendment, all capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Note Purchase Agreement and its Exhibit A.

2. Deletion of Certain Sections and References. Sections 5.9, 5.10, 5.14 and 7.1(vi) of the Note Purchase Agreement are hereby deleted in their entirety and any references thereto, or to the phrases “Holder Director” or “Indemnification Agreement” in the Note Purchase Agreement are hereby deleted.

3. Amendment to Section 2.2(ii) of the Note Purchase Agreement. Section 2.2(ii) of the Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

(ii) Deliveries by the Company at the Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Closing pursuant to Section 5, the Company shall deliver to the Holder the Note dated the date of the Closing and registered in the name of the Holder.

4. Amendment to Section 2.3 of the Note Purchase Agreement. Section 2.3 of the Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

2.3 Use of Proceeds. The Company shall use the entire proceeds from the sale of the Note for the purpose of (i) repayment of the loan or indebtedness (together with any interests accrued thereon) that has been or will be incurred by any of the Warrantors for payment of any consideration for Beijing Global ET Transactions; (ii) business expansion, capital expenditures and general working capital needs of the Group Companies; and (iii) mergers with and acquisitions of any Person other than the Group Company.

5. Disclosure Schedule. Without prejudice to the Warrantors’ right to make any supplements to the Disclosure Schedule on or prior to the Closing solely with respect to the representations and warranties contained in Sections 3.2(i), 3.2(v) and 3.12 under the Note Purchase Agreement, the Disclosure Schedule dated 15 August 2017 attached to the Note Purchase Price shall be deleted in its entirety and replaced by the Disclosure Schedule as of the same date hereof.

6. Amendment to Section 3.5 of the Note Purchase Agreement. Section 3.5 of the Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

3.5 Valid Issuance of the Note. The Note, when executed, issued and delivered to the Holder in accordance with the terms of this Agreement for the consideration expressed herein, will be validly issued and constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, entitled to the benefits stated therein, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Conversion Shares shall be reserved for issuance upon conversion of the Note into the Conversion Shares pursuant to the Note Purchase Agreement, and upon issuance in accordance with the terms of the then effective Charter Documents of the Company, the Conversion Shares will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Note and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

7. Amendment to Section 5.6 of the Note Purchase Agreement. Section 5.6 of the Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

5.6 Domestic Equity Pledge Agreement. The Key Founder shall have entered into an equity interest pledge agreement ( ) with Beijing CICC Alpha No. 3 Equity Investment Partnership Enterprise (Limited Partnership) ( ( )) (“Beijing CICC Alpha”) in the form and substance satisfactory to both the Holder and the Key Founder (the “Domestic Equity Pledge Agreement”) and the equity pledge as contemplated under the Domestic Equity Pledge Agreement shall have been duly registered with competent PRC Governmental Authorities and a certified true copy of such registration shall have been furnished to the Holder.

8. Amendment to Section 7.1(viii) of the Note Purchase Agreement. Section 7.1(viii) of the Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

(viii) The Domestic Equity Pledge Agreement shall be terminated pursuant to the provisions thereunder, and as soon as practicable after the VIE Completion Date, the Warrantors and the Holder shall release and discharge the mortgage on such number of shares representing four point one five percent (4.15%) of the issued and outstanding shares of the Company as of the Closing in accordance with the terms of the Share Mortgage.

9. Amendment to Section 7.1(x) of the Note Purchase Agreement. Section 7.1(x) of the Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

(x) From and after the date of this Agreement, except as contemplated under the Transaction Documents, without prior written consent of the Holder, the Key Founder shall not:

(a) sell, transfer, assign, grant any Lien over or otherwise dispose of any of his direct or indirect interest in any Group Company, except for (x)the transfer of or grant of any interest in or disposal of Ordinary Shares by the Key Founder Holdco to any third party up to 5% of the Company’s total issued and outstanding Shares as of the Closing, or the transfer of or grant of any interest in or disposal of ordinary shares by the Key Founder in the Key Founder Holdco to any third party that may result in an indirect transfer or disposal of up to 5% of the Company’s total issued and outstanding Shares as of the Closing; and (y) the Key Founder Holdco grants to Jiangyin Huazhong Investment Management Company Limited ( ) or any Person designated by it a Lien over the Equity Securities held by the Key Founder Holdco in the Company for the purpose of redemption of the shares held by Trustbridge Partners or its Affiliates in the Domestic Company.

(b) cease to Control any Group Company, unless otherwise provided under the Transaction Documents.

10. Amendment to Appendix C to the Note Purchase Agreement. The Appendix C to the Note Purchase Agreement shall be replaced and superseded by the Appendix C attached to this Amendment.

11. Amendment to Section 7.25 of the Note Purchase Agreement. The Section 7.25 of the Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

7.25 Termination. This Agreement, as amended from time to time, may be terminated: (i) by mutual written consent of the Company and the Holder, (ii) by the Holder by issuing a written notice to the Company if all the conditions set forth in Section 5 have not been satisfied or waived by the Holder on or prior to September 29th, 2017 or another date mutually agreed upon by the Company and the Holder, or (iii) by the Company by issuing a written notice to the Holder if all the conditions set forth in Section 6 have not been satisfied or waived by the Company on or prior to September 29th, 2017 or another date mutually agreed upon by the Company and the Holder; or (iv) by the Holder (on the one hand) or the Company (on the other hand) by issuing a written notice to the Company (in the case of termination by the Holder) or to the Holder (in the case of termination by the Company) if Closing does not occur by September 29th, 2017 or another date mutually agreed upon by the Company and the Holder, provided that the Party responsible for the failure of the Closing to occur as of such date shall not have the right to terminate under this Section 7.25. In the event of termination of this Agreement as provided in this Section 7.25, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, provided, however, that the terms of Sections 7.7, 7.8, 7.13, 7.14 shall survive any termination of this Agreement.

In the event of (i) the termination of this Agreement; or (ii) the repurchase or redemption of the Note in full by the Company pursuant to the Transaction Documents, all the other Transaction Documents as defined under this Agreement, including but not limited to the Ancillary Agreements, shall be forthwith terminated, provided that, no Party hereto shall be relieved of any liability for a breach of this Agreement or for any fraud or misrepresentation hereunder occurring before termination, nor shall such termination be deemed to constitute a waiver of any available remedy for any such breach or fraud or misrepresentation. For the avoidance of doubt, Section 4 and Section 13 under the Domestic Equity Pledge Agreement and Section 19 under Share Mortgage with respect to the release of the charge or mortgage shall survive the termination of the Transaction Agreements.

12. Amendment to the Note. Exhibit A of the Note Purchase Agreement (the “Note”) shall be revised in the following means:

(a) Items (1), (2), (4), (6), (7), (8) and (12) of Section 2(a) of Schedule B to the Note are hereby deleted;

(b) Item (3) of Section 2(a) of Schedule B to the Note shall be deleted in its entirety and replaced by the following:

(3) any entry into or execution of any transaction or agreement with a value exceeding RMB2,000,000 with any Affiliate, Associate, controlling person, shareholder, director, senior officer, or any other employee of the Group Companies or any Affiliate or Associate of any of the foregoing Persons, other than (i) any transactions between the Company or Domestic Company and any of its Subsidiaries; and (ii) any transaction or agreement that is entered into for the purpose of establishment of the Captive Structure or implementation of a restructuring scheme of the Payor approved by the Payor and its advisors for completion of an IPO of the Payor;

(c) Item (5) of Section 2(a) of Schedule B to the Note shall be deleted in its entirety and replaced by the following:

(5) any extension in any form of any loan to any Person other than the Domestic Company and the Domestic Subsidiaries, or providing any security, guarantee or any other arrangement that may result in any liabilities (including without limitation, creation of any encumbrance over any interest or providing any guarantee by the Domestic Company) for the benefit of any Person other than the Domestic Company and Domestic Subsidiaries;

(d) Item (11) of Section 2(a) of Schedule B to the Note shall be deleted in its entirety and replaced by the following:

(11) any profit distribution plan of any Group Company;

(e) Reference to “Holder Director or his/her alternate” in the leading paragraph of Section 2(a) of Schedule B to the Note is hereby deleted and replaced by the word “Holder”;

(f) Section 3 of Schedule B to the Note shall be deleted in its entirety and replaced by the following:

3. Observer Right

The Holder shall be entitled to appoint one observer (“Observer”) to attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity and the Company shall give the observer copies of all notices, minutes, consents, and other materials that the Company provides to the Company’s directors at the same time and in the same manner as provided to such directors.

(g) Reference to “the Board of Directors of the Payor (including the Holder Director)” in Section 5 of Schedule B to the Note is hereby deleted and replaced by the wording “the Board of Directors of the Payor and the prior written consent of the Holder”;

(h) The below section is hereby added as Section 2(c) of Schedule B to the Note:

(c) Notwithstanding anything to the contrary under the Transaction Documents (including but not limited to Section 7.1(x) of the Note Purchase Agreement, and Sections 5, 6 and 18 of the Schedule B to the Note), but subject to Section 2(a) and 2(b) above, prior consent of the Holder is required if the Payor sells, splits off, ceases to Control or otherwise disposes of any Group Companies unless the revenue or turnover of such Group Companies to be disposed of, individually or in aggregate, accounts for no more than 5% of the revenue or turnover of the Payor calculated on consolidated basis.

(i) The heading “Voting Trust” in Section 10 of the Schedule B to the Note shall be deleted from the Note;

(j) Section 11 of the Schedule B to the Note shall be deleted in its entirety and replaced by the following:

11. Transfer Restrictions

Key Founder shall not directly or indirectly, sell or transfer or otherwise dispose of any of their respective shares in the Payor prior to the Qualified IPO without the prior written consent of the Holder except for (x)the transfer of or grant of any interest in or disposal of Ordinary Shares by the Key Founder Holdco to any third party up to 5% of the Company’s total issued and outstanding Shares as of the Closing, or the transfer of or grant of any interest in or disposal of ordinary shares by the Key Founder in the Key Founder Holdco to any third party that may result in an indirect transfer or disposal of up to 5% of the Company’s total issued and outstanding Shares as of the Closing; and (y) the Key Founder Holdco grants to Jiangyin Huazhong Investment Management Company Limited ( ) or any Person designated by it a Lien over the Equity Securities held by the Key Founder Holdco in the Payor for the purpose of redemption of the shares held by Trustbridge Partners or its Affiliates in the Domestic Company. After the IPO, Key Founder shall be subject to the lock-up period (i) applicable under the relevant rules, and (ii) at least one (1) year longer than the lock-up period that the Holder will be subject to.

(k) Section 12(a) of the Schedule B to the Note shall be deleted in its entirety and replaced by the following:

12. Guaranteed Return

(a) If after the completion of an IPO, the Internal Rate of Return (“IRR”) of the Holder exercising the Conversion Rights (the “Exercising Holder”) over the Unpaid Amount that the Exercising Holder has elected to be converted into the Ordinary Shares of the Payor (“Elected Amount”, which does not include the Non-conversion Amount) upon the occurrence of Exit is below 25%, Key Founder shall compensate the Exercising Holder in cash until and only to the extent that the aggregate proceeds received by Exercising Holder upon the occurrence of Exit (including the proceeds received by Exercising Holder by sale of the equity interests in the Payor held by the Exercising Holder in the market) reach the less of (i) an amount reflecting an IRR of 25% over the Elected Amount as of the occurrence of Exit; or (ii) 3.052 times the Elected Amount, provided however that in the event (i) after the expiration of any lock-up period applicable to the shares or equity security held by the Holder, the daily volume weighted average trading price per share (or in the event of any shares represented by ADSs or ADRs, the per share price derived by dividing the price of such ADSs or ADRs by the number of shares that such ADSs or ADRs represent) that the Holder holds in the Payor is not less than the per share price calculated pursuant to the formula below (such price, the “Qualified Stock Price”) for thirty (30) consecutive trading days of the Company on each and any of such day, and (ii) the daily turnover rate of the Company’s shares during such consecutive thirty (30) trading days is above 5‰ on each and any of such day, then neither the Key Founder nor his Holding Company shall have any payment obligation with respect to such guaranteed return under this Clause 12:

Pn =	X0 × 3.052
Sn

Where,

Pn = Qualified Stock Price;

Xo = Elected Amount;

Sn = the number of shares of the Payor held by the Holder as of the date the Qualified Stock Price is calculated.

For the avoidance of doubt, daily turnover rate shall be calculated pursuant to the following formula:

number of shares of the Payor traded one day	×100%
aggregate number of shares of the Payor outstanding on the same day

(l) Section 12(c) of the Schedule B to the Note shall be deleted in its entirety and replaced by the following:

(c) If any outstanding principal amount under this Note cannot be converted into the shares or other securities of the Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering) to be listed in an IPO (“Non-conversion Amount”) for any reason other than the Holder’s determination not to proceed with such conversion at its sole discretion, such Non-conversion Amount under the Note shall be repurchased or redeemed by the Company at a price that is the lower of (i) 3.052 times the Non-conversion Amount; or (ii) a price calculated pursuant to the formula below (“Compensation Amount”):

Pn =  X0 × (1 + r)n

Where,

Pn = the Compensation Amount;

Xo = Non-conversion Amount;

r = IRR, which shall equal to 25%;

n = the number of calendar days from the date hereof to the date when the Compensation Amount is paid in full by the Key Founder, divided by 365.

(m) Section 18(a) and Section 18(c) of the Schedule B to the Note shall be deleted in its entirety and replaced by the following:

(a) any authorization, creation or issuance by the Company of any class or series of securities, any instruments that are convertible into securities, or the reclassification of any outstanding securities into securities, having rights, powers or preferences, such as dividend rights, redemption rights or liquidation preferences, superior to or on a parity with the Preferred Shares, the Note or any other Equity Securities held by the Holder at the time of the proposed action, or any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares, the Note or any other Equity Securities held by the Holder at the time of the proposed action.

(c) any amendment to any organizational or constitutive document (including the Memorandum and these Articles) of any Group Company in a manner that would alter or change the rights, preferences, or privileges of any Preferred Shares, the Note or any other Equity Securities held by the Holder at the time of the proposed action;

13. Effect of the Amendment. On or after the date hereof, any reference to “this Agreement” and/or the “Note” in the Note Purchase Agreement shall constitute a reference to the Note Purchase Agreement and/or the Note as amended hereby. Except as expressly modified or amended hereby, all terms and provisions of the Note Purchase Agreement shall continue in full force and effect. If and to the extent there are any inconsistencies between the Note Purchase Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control and prevail.

14. Headings. The headings of the sections of this Amendment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Amendment or the intent of any section.

15. Incorporation of General Provisions. This Amendment shall be subject to the miscellaneous provisions contained in sections 7.6-7.9, 7.12, 7.14, 7.16-7.21, 7.23 and 7.24 of the Note Purchase Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

16. Authorization. Each Party hereto represents and warrants to the other Parties hereto that such Party has the proper authorization from its board of directors or comparable governing body to enter into this Amendment.

17. Counterparts. This Amendment may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first written above by its respective representative thereunto duly authorized.

GROUP COMPANIES:	Puxin Limited

	By:	/s/ Sha Yunlong
	Name:	Sha Yunlong( )
	Title	Director

Prepshine Holdings Co., Limited ( )

	By:	/s/ Sha Yunlong
	Name:	Sha Yunlong( )
	Title	Director

Pu Xin Education Technology Group Co., Ltd ( )

	By:	/s/ Sha Yunlong
	Name:	Sha Yunlong( )
	Title	Director

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first written above by its respective representative thereunto duly authorized.

KEY FOUNDER:

By:	/s/ Sha Yunlong
Sha Yunlong ( )

KEY FOUNDER HOLDCO:

Long bright Limited

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title	Director

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first written above by its respective representative thereunto duly authorized.

HOLDER:

CICC ALPHA Eagle Investment Limited

By:	/s/ Yin Xiaobin
Name:	Yin Xiaobin
Title:	Director